Exhibit 10.333

AMENDMENT NO. 7 TO
AGREEMENT

This Amendment No. 7 (“Amendment No. 7”) is entered into effective as of May       , 2005 (the “Amendment Effective Date”), pursuant to and amending that certain Agreement between Gen-Probe Incorporated, a Delaware corporation (“Gen-Probe”) and Chiron Corporation, a Delaware corporation (“Chiron”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

Recitals

A. The parties entered into the Agreement as of June 1, 1998 pursuant to which, among other things, the parties described their respective rights and obligations with respect to the development, manufacture, marketing and distribution of Products in the Blood Screening and Clinical Diagnostic Fields.

B. The Agreement has been previously amended and supplemented by further written agreements of the parties.

C. Subsequent to the execution of the Agreement, Chiron assigned its rights and obligations with respect to Clinical Diagnostic Products to Chiron Diagnostics Corporation (“CDC”), and sold the common stock of CDC to Bayer Corporation (CDC, Bayer Corporation, and Bayer Corporation’s affiliates being collectively referred to as “Bayer”). Chiron retained all rights and obligations under the Agreement with respect to Blood Screening Products. This amendment is effective as between Chiron and Gen-Probe with respect to Blood Screening Products only, and nothing herein shall affect any rights or obligations of Gen-Probe or Bayer with respect to Clinical Diagnostic Products.

D. The parties have discussed a revision to and clarification of their respective rights and obligations with respect to Section 1.29, and have agreed to make certain changes to the Agreement in connection therewith, in accordance with the provisions of this Amendment No. 7.

Agreement

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth in this Amendment No. 7, the parties agree as follows:

1. Definition of First Commercial Sale. Section 1.29 of the Agreement shall be and is hereby amended to read as follows:

1.29 “First Commercial Sale” shall mean, with respect to any Product, the first sale of such Product in the United States, for use by a Third Party, after FDA license approval or clearance of such Product (and without considering product transfers made pursuant to an Investigational New Drug application).

2. No Other Amendment. Except as is expressly set forth in this Amendment No. 7, all other terms and conditions of the Agreement shall continue in full force and effect.

3. Counterparts. This Amendment No. 7 may be executed in counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment No. 7 to be executed and the persons signing below warrant that they are duly authorized to sign for and on behalf of the respective parties.

Gen-Probe:		Chiron:

GEN-PROBE INCORPORATED,		CHIRON CORPORATION,

a Delaware corporation		a Delaware corporation

By:	/s/ Hank Nordhoff	By:	/s/ Gene W. Walther
Its: President & Chief Executive Officer		Its: President, Chiron Blood Testing
Date: May 16, 2005		Date: May 20, 2005